UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 24, 2007

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 24, 2007, IA Global, Inc. (the “Company”) entered into a transaction for a 25% equity investment in GPlus Media Co Ltd (“GPlus”).

GPlus is a Japan based corporation with offices in Tokyo, Japan, Hong Kong and Shanghai, China. The company publishes several of Japan's best known English-Japanese websites, including GaijinPot.com, and Ecentral.com the official jobsite of the American Chamber of Commerce in Japan. GPlus also publishes CareerEngine.org, which is a powerful network of jobsites with partners who include ShanghaiExpat.com, the American Chambers of Commerce in Shanghai and Hong Kong, as well as the Canada China Business Council. Revenues for fiscal year 2007/8 are expected to be in the $3.5 to $4 million range.

The transaction is structured as a share exchange in which the Company will issue 3,885,713 shares of its common stock in exchange for 25% of GPlus’ outstanding shares. The parties agreed to value the transaction at $1,360,000 or of the Company’s common stock at $0.35 per share, which was the market price during the negotiations. In addition, the Company has the option to increase its equity holding in GPlus to 75% based on mutually agreeable terms.

Copies of the Share Exchange Agreement and Right of First Refusal, are filed hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. A copy of the Press Release announcing the transaction is filed hereto as Exhibit 99.1, and incorporated herein by reference.

Section 3 Securities and Trading Markets

Section 3.02 Unregistered Sales of Equity Securities

The disclosure required to be provided herein is incorporated by reference to Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Shell company transactions – None.

(d)	Exhibits –

Exhibit No.	Description

10.1	Share Exchange Agreement, dated August 24, 2007, by and between the Company and GPlus Media Co Ltd.

10.2	Right of First Refusal, dated August 24, 2007, by and between the Company and GPlus Media Co Ltd.

99.1	Press release dated August 27, 2007, which announced the closing of a 25% equity investment in GPlus Media Co Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: August 27, 2007

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer